Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Director, Investor Relations	Vice President
	713-646-4222 — 800-564-3036	Plains All American Pipeline, L.P.
713-646-4487 — 800-564-3036
FOR IMMEDIATE RELEASE
PAA Natural Gas Storage, L.P. Prices Initial Public Offering
HOUSTON, April 29, 2010 — PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced that it has priced its initial public offering of 11,720,000 common units representing limited partner interests at $21.50 per common unit. The underwriters have been granted a 30-day over-allotment option to purchase up to 1,758,000 additional common units. The common units will begin trading on Friday, April 30, 2010, on the New York Stock Exchange under the symbol “PNG.” The offering is expected to close on or about May 5, 2010.
Upon conclusion of the offering, the public will own approximately 20.1 percent of the outstanding equity of PNG, or 23.2 percent if the underwriters exercise, in full, their over-allotment option. Plains All American Pipeline, L.P. will own the remaining equity interests in PNG.
Barclays Capital, UBS Investment Bank, Citi, and Wells Fargo Securities are acting as joint book-running managers for the offering. BofA Merrill Lynch, J.P. Morgan, Raymond James, Madison Williams, Morgan Keegan & Company, Inc., RBC Capital Markets, and Stifel Nicolaus are acting as co-managers for the offering.
This offering of common units will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of:

Barclays Capital	UBS Investment Bank
c/o Broadridge Integrated Distribution Services	Attn: Prospectus Department
1155 Long Island Avenue	299 Park Avenue
Edgewood, New York 11717	New York, New York 10171
Toll free: 1-888-603-5847	Toll free: 1-888-827-7275
Barclaysprospectus@broadridge.com

Citi	Wells Fargo Securities
Brooklyn Army Terminal	Attn: Equity Syndicate Dept.
Attention: Prospectus Dept.	375 Park Avenue New York
140 58th Street, 8th floor,	New York 10152
Brooklyn, NY, 11220	Telephone: (800) 326-5897
Toll-free number: (800) 831-9146	equity.syndicate@wellsfargo.com
batprospectusdept@citi.com
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the development, acquisition, operation and commercial management of natural gas storage facilities discussed in the Partnership’s filings with the Securities and Exchange Commission.
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